Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 147 to Registration Statement No. 002-90649 on Form N–1A of our reports dated December 16, 2015 relating to the financial statements and financial highlights of Fidelity International Small Cap Opportunities Fund and Fidelity Total International Equity Fund, our report dated December 17, 2015 relating to the financial statements and financial highlights of  Fidelity International Value Fund, our reports dated December 18, 2015 relating to the financial statements and financial highlights of Fidelity International Capital Appreciation Fund, Fidelity Diversified International Fund, Fidelity Worldwide Fund, Fidelity International Small Cap Fund and Fidelity Emerging Europe and Middle East, Africa (EMEA) Fund, and our reports dated December 21, 2015 relating to the financial statements and financial highlights of Fidelity Global Equity Income Fund, Fidelity Series Emerging Markets Fund, Fidelity Series International Value Fund and Fidelity Series International Small Cap Fund, each a fund of Fidelity Investment Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Investment Trust for the year ended October 31, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” or “Independent Registered Public Accounting Firms” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2015